EXHIBIT 21

METALS USA, INC. AND SUBSIDIARIES

METALS USA, INC.
PRINCIPAL SUBSIDIARY LIST

Metals USA, Inc. (Parent)

Product Group	Legal Entity

Building Products Group
Allmet GP, Inc.
Allmet LP, Inc.
Metals USA Building Products, L.P.

Plates & Shapes Group
Intsel GP, Inc.
Intsel LP, Inc.
Metals USA Plates and Shapes Southwest, L.P.
i-Solutions Direct, Inc.
Metals USA Plates and Shapes Southcentral, Inc.
Metals USA Plates and Shapes Southeast, Inc.
Jeffreys Real Estate Corporation
Queensboro, L.L.C.
Levinson Steel GP, Inc.
Levinson Steel LP, Inc.
Metals USA Plates and Shapes Northeast, L.P.
Interstate Steel Supply Company of Maryland

Flat Rolled Group
Metals USA Carbon Flat Rolled, Inc.
Metals USA Contract Manufacturing, Inc.
Metals USA Flat Rolled Central, Inc.
Metals USA Specialty Metals Northcentral, Inc.

Corporate Entities
Metals Receivables Corporation
Metals USA Finance Corp.
Metals USA Realty Company
MUSA GP, Inc.
MUSA LP, Inc.
Metals USA Management Co., L.P.
Wilkof-Morris Steel Corporation